EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Sustainable Environmental Technologies Corporation (formerly RG Global Lifestyles, Inc.)

We have audited the accompanying balance sheet of Pro Water, LLC (the "Company") as of March 31, 2010, and the related statements of operations, member’s equity, and cash flows the period from October 1, 2009 through March 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of March 31, 2010. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProWater, LLC as of March 31, 2010, and the results of its operations and its cash flows for the period from October 1, 2009 through March 31, 2010, in conformity with accounting principles generally accepted in the United States.

/s/ dbbmckennon

Newport Beach, California
November 22, 2010

PRO WATER, LLC
Balance Sheets
As of June 30, 2010 and March 31, 2010
	June 30, 2010	March 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$130,508	$281,310
Accounts receivable, net of allowance for doubtful accounts of $3,000 and $3,000, respectively	256,668	213,780
Prepaids and other current assets	6,178	7,395
Total current assets	393,354	502,485

Property and equipment, net	1,614,125	1,128,327
Other assets	30,000	-
Intangible assets, net	180,400	187,600
Goodwill	66,188	66,188

Total Assets	$2,284,067	$1,884,600

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$177,237	$132,108
Accrued liabilities	39,132	37,909
Notes payable	20,761	3,166
Total current liabilities	237,130	173,183

Notes payable, net of current portion	18,568	-
Asset retirement obligation	9,900	9,900
Total liabilities	265,598	183,083

Commitments and Contingencies

Member’s equity:
Member’s equity	1,880,000	1,730,000
Retained earnings (accumulated deficit)	138,469	(28,483)
Total member’s equity	2,018,469	1,701,517

Total Liabilities and Member’s Equity	$2,284,067	$1,884,600

The accompanying notes are an integral part of these financial statements.

 PRO WATER LLC
Statements of Operations and Member’s Equity
For the Three Months Ended June 30, 2010
and the Period from October 1, 2009 through March 31, 2010

	June 30, 2010	March 31, 2010
	(unaudited)
Revenues:
Water processing	$446,281	$466,588
Reclaimed oil	-	40,725
Total revenues	446,281	507,313

Cost of revenues:
Water processing	171,866	216,657
Reclaimed oil	-	121,316
Total cost of revenues:	171,866	337,973

Gross profit	274,415	169,340

General and administrative expense	106,799	197,549

Operating income (loss)	167,616	(28,209)

Interest expense	664	274

Net income (loss)	$166,952	$(28,483)

Beginning, member’s equity	$1,701,517	$-

Contributions	150,000	1,730,000

Ending, member’s equity	$2,018,469	$1,730,000

The accompanying notes are an integral part of these financial statements.

PRO WATER LLC
Statements of Cash Flows
For the Three Months Ended June 30, 2010
and the Period from October 1, 2009 through March 31, 2010

	June 30, 2010	March 31, 2010
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$166,952	$(28,483)

Depreciation and amortization	22,616	41,494
Change in operating assets and liabilities:
Accounts receivable	(42,889)	(213,780)
Prepaid expenses	1,217	(271)
Accounts payable	45,130	132,107
Accrued liabilities	1,223	37,909
Net cash provided by (used in) operating activities	194,249	(31,024)

Cash flows from investing activities:
Purchase of property and equipment	(462,676)	(463,707)
Other assets	(30,000)	-
Net cash used in investing activities	(492,676)	(463,707)

Cash flows from financing activities:
Payments on notes payable	(2,375)	(3,959)
Contributions from member	150,000	780,000
Net cash provided by financing activities	147,625	776,041
Net increase (decrease) in cash	(150,802)	281,310
Cash - beginning of period	281,310	-
Cash - ending of period	$130,508	$281,310

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$664	$274
Income taxes	$-	$-

Non-cash investing and financing activities:
Asset retirement obligation		$-	$9,900
Assets contributed by member	$		$950,000
Purchase of equipment with note payable		$38,745	$-

The accompanying notes are an integral part of these financial statements.

PRO WATER LLC
 NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization, History and Significant Accounting Policies and Procedures

Organization and History
Pro Water, LLC (“Pro Water” or the “Company”), is a Utah LLC (formerly a Colorado LLC) organized on October 1, 2009 (“Inception”). Pro Water owns and operates an injection well disposal refinery in Duchesne, Utah.  The Blue Bench Deep Injection Well (“DIW”) resides on two five-acre parcels. In addition, on October 1, 2009, the Company acquired the DIW from George Kast and Eric Boivin (collectively the “Sellers”), see Note 3 for additional information regarding the acquisition. Since the acquisition, with the exception of a few outlying buildings, the DIW has been completely redesigned to increase the capacity for production and allow the DIW to operate during the winter months. The redesigned DIW is capable of handling approximately 7,000 barrels per day waste water.

On July 7, 2010, Sustainable Environmental Technologies Corporation (formerly RG Global Lifestyles, Inc.) (“SETCORP”), acquired Pro Water, see Note 7 for additional information. SETCORP acquired Pro Water to expand its water processing services. Through Pro Water’s DIW, Pro Water has an established customer base that is currently generating positive monthly cash flows.  Furthermore, since January of this year, business at the DIW has steadily increased as local governments increase regulations and restrictions for disposing produced water, the DIW’s will remain one of the few, if not the only, available methods for disposing produced water in the near future.

Note 2 – Accounting Policies and Basis of Presentation

Management’s Plans
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, during the three months ended June 30, 2010 and the period from October 1, 2009 through March 31, 2010, the Company incurred a net income of $166,952 and net loss of $28,483, respectively, and operations provided $194,250 and used cash from operations of $31,022, respectively. As of June 30, 2010, the Company had positive working capital of $156,224.  In view of these matters, realization of a major portion of the assets in the accompanying balance sheets are dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to continue to generate future cash flows through operations.

Due to the acquisition of the Company by SETCORP, management plans on raising additional capital for the operation of the Company and settlement of SETCORP liabilities through positive cash flows from the Company and raising additional capital through either debt or equity transaction. Management is currently working to complete stage three of the Blue Bench redesign in which is expected to increase revenue by allowing Pro Water to resale frack water back to customers.

In addition, management is currently evaluating options for refinancing the DIW for an increased period of three to five years.  The refinancing of DIW will allow management to utilize current cash flow to effectively pay down existing debt and provide the necessary capital for future growth. There is no assurance that the proceeds from future financings will be sufficient to generate required cash flows.

Unaudited Interim Financial Information
The accompanying unaudited interim financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Security Exchange Commission.  The accompanying balance sheet as of June 30, 2010 and the statements of operations and member’s equity, and cash flows for the three months then ended are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for such periods. The financial data and other information disclosed in these notes to the financial statements related to the three-month period are unaudited. The results of the three months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending March 31, 2011, or for any other interim period or for any other future year.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the valuation of the asset retirement obligation. Actual results could differ from those estimates.

Fair Value of Financial Instruments
Effective October 1, 2009, the Company adopted Accounting Standards Codification (“ASC”) Fair Value Measurements and Disclosures, except as it applies to the nonfinancial assets and nonfinancial liabilities subject to ASC 825. ASC 825 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 825 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

   Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
   Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
   Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not have any instruments in which are considered Level 1, 2 or 3.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2010 and March 31, 2010. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaids, accounts payable, accrued liabilities, and notes payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Concentrations

Credit Risk
At times, the Company maintains cash balances at a financial institution in excess of the $250,000 FDIC insurance limit. In addition, at times the Company extends credit to customers in the normal course of business, after an evaluation of the credit worthiness. The Company does not expect to take any unnecessary credit risks causing significant causing write-offs of potentially uncollectible accounts. The Company also maintains reserves for potential credit losses. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms.

Customer
During the three months ended June 30, 2010, the Company had one (1) customer that accounted for approximately 81% of its revenue and 75% of its accounts receivable. For the period from October 1, 2009 through March 31, 2010, the Company had two (2) customers that accounted for approximately 65% and 21% of its revenue and 67% and 25% of its accounts receivable, respectively. The loss of this customer would have a significant impact on the Company’s financial results.

Cash Equivalents
All highly-liquid investments with a maturity of three (3) months or less are considered to be cash equivalents.

Property and Equipment
Property and equipment are recorded at cost and depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The estimated lives of property and equipment are as follows:

Injection well	20 years
Machinery and equipment	seven years
Buildings	25 years
Land	not depreciated

Impairment of Long-Lived and Purchased Intangible Assets
The Company has adopted ASC 350 Intangibles – Goodwill and Other. The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 350 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Goodwill
Under the current accounting standards, the Company requires that goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to an annual impairment test which has two steps to determine whether an asset impairment exists. The first step of the impairment test identifies potential impairment by comparing the fair value with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step of the impairment test shall be performed to measure the amount of the impairment loss, if any. Intangibles with indefinite useful lives are measured for impairment by the amount that the carrying value exceeds the estimated fair value of the intangible. The fair value is calculated using the income approach. Intangible assets with definite useful lives will continue to be amortized over their estimated useful lives. Any impairment is recorded at the date of determination.

The Company’s policy provides for annual evaluation of goodwill on the first day of the fourth fiscal quarter and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the operating segment level by comparing the segments' net carrying value, including goodwill, to the fair value of the segment. The fair values of our segments are estimated using a combination of the income or discounted cash flows approach and the market approach, which uses comparable market data. If the carrying amount of the segment exceeds its fair value, goodwill is potentially impaired and a second test would be performed to measure the amount of impairment loss, if any.

Revenue Recognition
The Company generates revenues from its deep injection water disposal well. Customers are charged on a per barrel rate for the water in which the Company disposes. In connection with the water disposal, the Company reclaims oil which is included within the water. Periodically, the Company sells this reclaimed oil to third parties. The Company records revenue when the following criteria is met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the prices for the services performed and the collectability of those amounts.  In addition, the Company extends credit to customers in which have shown the ability to pay for the services. At times the Company extends credit to new customers; however, such is not done until the Company is satisfied through references, evidence of financial soundness, etc. Provisions for allowances are performed periodically and estimates for uncollectable amounts are recorded as necessary based on management’s estimates.

Income Taxes
Management elected to have the pass-through method of taxation for its limited liability companies.  Thus the Company’s members are taxed on their proportional share of the Company’s taxable income or loss, including guaranteed payments.   Accordingly, the accompanying financial statements do not include a provision for income taxes.  The Company is subject to minimum state taxes for limited liability companies, which are not significant.

New Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board (“FASB”) amended authoritative guidance for improving disclosures about fair-value measurements. The updated guidance requires new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The guidance also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. The guidance became effective for interim and annual reporting periods beginning on or after December 15, 2009, with an exception for the disclosures of purchases, sales, issuances and settlements on the roll-forward of activity in Level 3 fair-value measurements. Those disclosures will be effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company does not expect that the adoption of this guidance will have a material impact on the financial statements.

Note 3 – Acquisition of Deep Injection Well

On October 1, 2009 (also referred to as the “Effective Date”), Metropolitan Real Estate LLC (“Member”), acquired all the issued and outstanding interests in the DIW for $950,000 from the Sellers.  The Company accounted for the transaction as a business combination whereby the purchase price was allocated to the fair market value of the assets received. The Member acquired the business to operate the DIW and did not incur any other liabilities, other than the asset retirement obligation discussed in Note 4 below. In addition, attached to the DIW is a royalty agreement in which a previous land owner receives a royalty of $0.10 per barrel that is injected down the well. The Company did not include this royalty as it was determined an operating cost and was not payable to the Sellers.

Fair values of assets acquired on the Effective Date are as follows:

Injection well	$613,976
Machinery and equipment	67,836
Customer relationship	202,000
Goodwill	66,188
Total	$950,000

See Note 2 for disclosure of tangible asset lives. The customer relationships are being amortized over the period of seven years from the Effective Date. The goodwill is not subject to amortization. During the three months ended June 30, 2010 and the period from October 1, 2009 through March 31, 2010, the Company recorded amortization expense related to the customer relationships of $7,200 and $14,400, respectively. Future expected amortization of the customer list for the years ending March 31, 2011 through March 31, 2015 is $28,857 per year, and $43,314 thereafter. Goodwill is not amortized for financial reporting purposes or deductible for income tax purposes.

In addition, the pro-forma financial information representing the prior operations have not been presented due to the limited operation of the DIW prior to the Company’s acquisition.

Note 4 – Property and Equipment

Property and equipment as of June 30, 2010 and March 31, 2010 consisted of the following:

	June 30, 2010	March 31, 2010
	(unaudited)
Injection well	$613,976	$613,976
Machinery and equipment	984,260	482,945
Buildings	7,500	7,500
Land	51,000	51,000
Accumulated depreciation	(42,511)	(27,094)
Total	$1,614,125	$1,128,327

During the three months ended June 30, 2010 and the period from October 1, 2009 through March 31, 2010, the Company recorded depreciation expense of $15,416 and $27,094, respectively.

Asset Retirement Obligation

The Company recognizes asset retirement costs under ASC 410 Asset Retirement and Environmental Obligations in the period in which they are incurred. If the Company were to cease operations they would be potentially required to cap the DIW. At June 30, 2010 and March 31, 2010, the Company recorded an asset retirement obligation of $9,900. In addition, as of June 30, 2010, the Company has a $30,000 deposit with the State of Utah for remediation of the DIW.

Note 5 – Certain Balance Sheet Elements

Accrued Liabilities

At June 30, 2010 and March 31, 2010, the Company accrued liabilities consisted of the following:

	June 30, 2010	March 31, 2010
	(unaudited)
Royalty payable	$30,369	$16,548
Payroll related	2,114	14,324
Other	6,649	7,037
Total	$39,132	$37,909

Note 6 – Note Payable

In June 2010, the Company entered into a note payable agreement with an equipment provider for a machine in the amount of $38,745. The note bears interest at 7.25% per annum and is payable in 24 equal installments of $1,739, with the first installment due in July 2010.

Note 7 – Member’s Equity

The Company is a single member LLC and thus 100% of the units are outstanding.

Note 8 – Subsequent Event

On July 7, 2010, SETCORP entered into an agreement to acquire Pro Water, LLC, with its sole equity Member. Under the terms of the Agreement, the Company acquired 100% of the equity of Pro Water from its sole member, and Pro Water will become a wholly-owned subsidiary of the Registrant in exchange for the payment of 20,000,000 shares of the Company’s restricted common stock, a secured convertible promissory note payable quarterly over the period of one year from the closing date in the amount of $2.0 million, with an interest rate of 5% and a conversion feature at the option of the holder into shares of the Company’s common stock at a price of $0.10 per share, and the assumption of Pro Water debts.  The Member is an entity controlled by Horst Franz Geicke, a significant shareholder of SETCORP.

On July 12, 2010, the terms of the acquisition were amended whereby the number of shares of common stock paid for Pro Water was increased to 33,333,333 (from 20,000,000), and the conversion rate of the $2,000,000 related secured convertible promissory note, which previously all converted at $0.10 at the option of the holder, such amended to so that $1,600,000 of the note may be converted at $0.20 per share and $400,000 may be converted at $0.025 per share.

The acquisition of Pro Water was accounted for as a revenues acquisition in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations. We determined for accounting and reporting purposes that Pro Water is the acquirer because of the significant holdings and influence of the control group  before and after the acquisition.  In addition, the future operations of Pro Water will be more indicative of the operations of the consolidated entity on a go forward basis. Accordingly, the assets and liabilities of Pro Water will be reported at historical costs and the historical results of Pro Water will be reflected in future SETCORP filings as a change in reporting entity.  The assets and liabilities of SETCORP will be reported at fair value on the date of acquisition, and results of operations will be reported from the date of acquisition.  We do not expect that the assets and liabilities will be reported materially different from their carrying values.  No goodwill will be reported since SETCORP had no significant business activities. The results of SETCORP will be included in the consolidated financial statements from July 7, 2010 forward.